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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 11-K


(Mark One)
[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
      1934

For the fiscal year ended December 31, 1997
                          -----------------

                                       OR

[   ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
      OF 1934

For the transition period from ------------ to -----------

                        Commission File Number: 333-17007
                                                ---------

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

        Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan

B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                            FBL Financial Group, Inc.
                             5400 University Avenue
                           West Des Moines, Iowa 50266

                              INFORMATION PROVIDED

1. Financial statements and schedules of the Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan prepared in accordance with financial reporting requirements of Employee Retirement Income Security Act of 1974 are incorporated herein by reference and are attached hereto as Exhibit 1.

2. A written consent of Independent Auditors is attached hereto as Exhibit 2 and is incorporated herein by this reference.

                                   SIGNATURES

THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    June 26, 1998

                                       By /s/  Edward M. Wiederstein
                                          --------------------------
                                       Edward M. Wiederstein
                                       Trustee

                                       By /s/ Richard D. Harris
                                          ---------------------
                                       Richard D. Harris
                                       Trustee

                                       IOWA FARM BUREAU FEDERATION AND
                                       AFFILIATED COMPANIES 401(k) SAVINGS PLAN

                                       By:  Iowa Farm Bureau Federation
                                               (Administrator of the Plan)

                                       By /s/ Edward M. Wiederstein
                                          -------------------------
                                       Edward M. Wiederstein
                                       President

                                       By /s/ Richard D. Harris
                                          ---------------------
                                       Richard D. Harris
                                       Secretary and Treasurer